As filed with the Securities and Exchange Commission on July 24, 2007	Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________________

BANK OF MARIN BANCORP
(Exact name of registrant as specified in its charter)

California	20-88597540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

504 Redwood Boulevard, Suite 100
Novato, California	94947
(Address of Principal Executive Offices)	(Zip Code)

BANK OF MARIN BANCORP
2007 EMPLOYEE STOCK PURCHASE PLAN
(Full title of plan)

Christina J. Cook
Chief Financial Officer
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100
Novato, CA  94947
(Name and address of agent for service)

(415) 884-7781
(Telephone number, including area code, of agent for service)

Copies of communications to:

John F. Stuart, Esq.
Reitner, Stuart & Moore
1319 Marsh Street
San Luis Obispo, CA  93401
(805) 545-8590

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, no par value	200,000	$32.52 (2)	$6,504,000	$199.67

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the plans to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act.  The computation with respect to shares not previously registered is based upon the average high and low sale prices of the registrant’s common stock as reported on the Nasdaq Capital Market on July 20, 2007.

EXPLANATORY NOTE

Bank of Marin Bancorp is registering these shares which were originally intended to be issued by Bank of Marin pursuant to employee share purchases made in accordance with the 2006 Bank of Marin Employee Stock Purchase Plan (the “2006 Plan”).  No shares were ever purchased pursuant to the 2006 Plan.  The 2006 Plan and common stock allocated thereto were assumed by Bank of Marin Bancorp pursuant to that certain Plan of Reorganization and Agreement of Merger, dated March 8, 2007, which resulted in Bank of Marin Bancorp becoming the bank holding company for Bank of Marin.  As a result, shares of Bank of Marin common stock allocated to the 2006 Plan have now become shares of common stock of Bank of Marin Bancorp allocated to the 2007 Bank of Marin Bancorp Employee Stock Purchase Plan.

Part I	Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.

Bank of Marin Bancorp will send or give the documents containing the information specified in this Item 1 to each participant as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Bank of Marin Bancorp is not filing such documents with the Securities and Exchange Commission whether as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  In addition, Bank of Marin Bancorp will undertake to provide, upon request, copies of both the annual report on Form 10-K for the year ended December 31, 2006, and the quarterly report on Form 10-Q for the quarter ended March 31, 2007, previously filed by Bank of Marin with the Federal Deposit Insurance Corporation.

Item 2.	Registrant Information and Employee Plan Annual Information.

Bank of Marin Bancorp will send or give the documents containing the information specified in Item 2 to each participant as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Bank of Marin Bancorp is not filing such documents with the Securities and Exchange Commission whether as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  In addition, Bank of Marin Bancorp will undertake to provide, upon request, copies of both the annual report on Form 10-K for the year ended December 31, 2006, and the quarterly report on Form 10-Q for the quarter ended March 31, 2007, previously filed by Bank of Marin with the Federal Deposit Insurance Corporation.

Part II	Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference.

(a)	The registrant’s Current Reports on Form 8-K filed on June 29, July 2, July 13, and July 20, 2007; and

(b)	The registrant’s Registration on Form 8-A filed July 2, 2007.

Additionally, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Bank of Marin Bancorp and its subsidiary, Bank of Marin, are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Bylaws of Bank of Marin Bancorp and Bank of Marin contain provisions substantially identical to the provisions of the CGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit
Number	Description

4.1	2007 Employee Stock Purchase Plan

5.1	Opinion of Reitner, Stuart & Moore regarding legality of the securities covered by the Registration Statement

23.1	Consent of Reitner, Stuart & Moore (included in Exhibit 5.1)

23.2	Consent of Moss Adams, LLP

24.1	Power of Attorney

Item 9.	Undertakings.

A.The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant=s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable), each filing of an employee benefit plan=s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Novato, State of California on July 24, 2007.

BANK OF MARIN BANCORP

By:	/s/ RUSSELL A. COLOMBO
Russell A. Colombo
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 24, 2007.

Signature	Capacity

*	Chairperson of the Board
JOEL SKLAR, M.D.

*	Director
JUDITH O’CONNELL ALLEN

/s/ RUSSELL A. COLOMBO	Director, President and CEO
RUSSELL A. COLOMBO

/s/ CHRISTINA J. COOK	Executive Vice President and
CHRISTINA J. COOK	Chief Financial Officer

*	Director
JAMES A. DIETZ

*	Director
ROBERT HELLER

*	Director
NORMA J. HOWARD

*	Director
J. PATRICK HUNT

*	Director
JAMES D. KIRSNER

*	Director
STUART D. LUM

*	Director
JOSEPH D. MARTINO

Director
WILLIE MCDEVITT

*	Director
BRIAN M. SOBEL

*	Director
J. DIETRICH STROEH

*	Director
JAN I. YANEHIRO

* By:	/s/RUSSELL A. COLOMBO
RUSSELL A. COLOMBO
Attorney-in-fact